News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER 2024 RESULTS

Clearfield, Pennsylvania – April 15, 2024

CNB Financial Corporation (“Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the three months ended March 31, 2024.

Executive Summary

•Net income available to common shareholders ("earnings") was $11.5 million, or $0.55 per diluted share, for the three months ended March 31, 2024, compared to earnings of $12.9 million, or $0.62 per diluted share, for the three months ended December 31, 2023. The quarterly decrease was primarily a result of decreases in net interest income and non-interest income, partially offset by decreases in certain personnel costs, technology expenses and adverting expenses, as discussed in more detail below. The decrease in earnings and diluted earnings per share comparing the quarter ended March 31, 2024 to the $15.4 million, or $0.73 per diluted share, for the quarter ended March 31, 2023, was primarily due to the significant year-over-year increase in deposit costs primarily resulting from Federal Reserve rate increases throughout 2023 and the resulting market impact to the Corporation's deposit base.

•At March 31, 2024, loans totaled $4.4 billion, excluding the balances of (i) syndicated loans, and (ii) any remaining balances on Paycheck Protection Program ("PPP") loans, net of PPP-related fees (such loans being referred to as the "PPP-related loans"). This adjusted total of $4.4 billion in loans represented a decrease of $7.0 million, or 0.16% (0.65% annualized), compared to the same adjusted total loans measured as of December 31, 2023 and an increase of $199.6 million, or 4.81% compared to the same adjusted total loans measured as of March 31, 2023. The decrease in loans for the quarter ended March 31, 2024 compared to year-end 2023 was primarily driven by an increase in early loan payoffs combined with the Corporation remaining strategically focused on both managing the concentration in its commercial real estate loan portfolio, and remaining disciplined with loan pricing in support of its net interest margin. The growth in loans as of March 31, 2024 compared to loans as of March 31, 2023, resulted primarily from growth in the Corporation's recent expansion markets of Cleveland and Roanoke, combined with growth in the Columbus market and CNB Bank’s Private Banking division.

◦At March 31, 2024, the Corporation's balance sheet reflected a decrease in syndicated lending balances of $30.0 million compared to December 31, 2023 and a decrease of $69.4 million compared to March 31, 2023, resulting from scheduled paydowns or early payoffs of certain syndicated credits. The syndicated loan portfolio totaled $78.7 million, or 1.78% of total loans, at March 31, 2024, compared to $108.7 million, or 2.43% of total loans at December 31, 2023 and $148.1 million, or 3.44% of total loans, at March 31, 2023. The Corporation continues to de-emphasize syndicated loans as it focuses on prioritizing funding on organic loan growth from its customer relationships.

•At March 31, 2024, total deposits were $5.0 billion, reflecting an increase of $38.8 million, or 0.78% (3.12% annualized), from the previous quarter end of December 31, 2023. The increase in deposit balances compared to December 31, 2023 was primarily attributed to an increase in municipal and retail deposits, partially offset by seasonal fluctuations in business deposits. In addition, the total number of deposit households increased by approximately 0.77% (3.11% annualized) between December 31, 2023 and March 31, 2024. Additional deposit and liquidity profile details were as follows:

◦At March 31, 2024, the total estimated uninsured deposits for CNB Bank were approximately $1.4 billion, or approximately 27.70% of total CNB Bank deposits. However, when excluding $101.1 million of affiliate company deposits and $437.9 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $884.6 million, or approximately 17.21% of total CNB Bank deposits as of March 31, 2024.

▪The level of adjusted uninsured deposits at March 31, 2024 was approximately 5.60% lower than the prior quarter end's level. At December 31, 2023, the total estimated uninsured deposits for CNB Bank were approximately $1.4 billion, or approximately 28.21% of total CNB Bank deposits; however, when excluding $101.3 million of affiliate company deposits and $400.5 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $937.1 million, or approximately 18.37% of total CNB Bank deposits as of December 31, 2023.

◦At March 31, 2024, the average deposit balance per account for CNB Bank was approximately $33 thousand. CNB Bank had increases in municipal deposits, as well as retail customer household deposits, including those added from the 2023 launches of (i) CNB Bank’s “At Ease” account, a service for U.S. service member and veteran families, and (ii) CNB’s women-focused banking division, Impressia Bank.

◦At March 31, 2024, the Corporation had $259.5 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with $3.6 billion in (i) available borrowing capacity from the Federal Home Bank of Pittsburgh ("FHLB") and the Federal Reserve, and (ii) available unused commitments from brokered deposit sources and other third-party funding channels, including previously established lines of credit from correspondent banks, result in the total on-hand and contingent liquidity sources for the Corporation to be approximately 4.3 times the estimated amount of adjusted uninsured deposit balances discussed above.

•At March 31, 2024 and December 31, 2023, the Corporation had no outstanding short-term borrowings from the FHLB or the Federal Reserve's Discount Window, while at March 31, 2023, the Corporation had $102.1 million in outstanding short-term borrowings from the FHLB and no outstanding borrowings from the Federal Reserve's Discount Window.

•At March 31, 2024, the Corporation's pre-tax net unrealized losses on available-for-sale and held-to-maturity securities totaled approximately $85.0 million, or 14.69% of total shareholders' equity, compared to $82.2 million, or 14.40% of total shareholders' equity, at December 31, 2023. The change in unrealized losses was primarily due to changes in the yield curve in the first quarter of 2024 compared to the fourth quarter of 2023, relative to the Corporation’s scheduled bond maturities. Importantly, all regulatory capital ratios for the Corporation would still exceed regulatory “well-capitalized” levels as of both March 31, 2024 and December 31, 2023 if the net unrealized losses at the respective dates were fully recognized. Additionally, the Corporation maintained $100.3 million of liquid funds at its holding company, which more than covers the $85.0 million in unrealized losses on investments held primarily in its wholly-owned banking subsidiary, as an immediately available source of contingent capital to be down-streamed to CNB Bank, if necessary.

•Total nonperforming assets were approximately $30.7 million, or 0.53% of total assets, as of March 31, 2024, compared to $31.8 million, or 0.55% of total assets, as of December 31, 2023, and $23.7 million, or 0.42% of total assets, as of March 31, 2023. The decrease in nonperforming assets for the three months ended March 31, 2024 was due to paydowns and payoffs combined with a $596 thousand charge-down of one owner-occupied commercial real estate relationship (remaining balance of $308 thousand). The increase in non-performing assets at March 31, 2024 compared to March 31, 2023 was due to a commercial and industrial relationship as previously disclosed in the fourth quarter of 2023, coupled with one commercial real estate relationship as previously disclosed in the third quarter of 2023. For the three months ended March 31, 2024, net loan charge-offs were $1.3 million, or 0.12% (annualized) of average total loans and loans held for sale, compared to $1.2 million, or 0.11% (annualized) of average total loans and loans held for sale, during the three months ended December 31, 2023, and $686 thousand, or 0.07% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2023. The increase in net loan charge-offs during the quarter ended March 31, 2024 was primarily related to the one owner-occupied commercial real estate relationship discussed above.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $16.8 million for the three months ended March 31, 2024, compared to $18.4 million and $21.7 million for the three months ended December 31, 2023 and March 31, 2023, respectively. The first-quarter 2024 PPNR when compared to the fourth quarter of 2023 reflected decreases in net interest income and non-interest income, partially offset by decreases in certain personnel costs as well as technology expenses, as discussed in more detail below.1 The decrease in PPNR for the three months ended March 31, 2024 compared to the three months ended March 31, 2023 was primarily attributable to the significant year-over-year increase in deposit costs coupled with increases in certain personnel costs as well as technology expenses.

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Reconciliation of Non-GAAP Financial Measures" section.

Michael D. Peduzzi, President and CEO of both the Corporation and CNB Bank, stated, “Our first quarter results reflect several areas where our team is focused on translating potential revenue growth and cost-savings opportunities to realizing greater performance in the current interest rate environment. Though our total loan balances were down and our interest income was lower, this was a function of both (i) more early paydowns in the early part of the year, including some favorable payoffs of previously criticized loans, and (ii) a number of loans where term sheets with borrowers were approved, but the borrowers delayed obtaining financing expecting some reduction in rates. As the quarter progressed and the Federal Reserve seems to be staying put on rates for now, more borrowers are finalizing their borrowing plans, and both late quarter loan volume and pipeline build were stronger leading into the second quarter. This same pause by the Federal Reserve in interest rates has not provided as much opportunity to reduce pricing on interest-bearing deposit accounts as we would have wanted, but we were able to increase the number of our households and organic funding sources, and continue to increase our noninterest-bearing account relationships.

Expense management - both through resuming positive operating leverage and reducing our efficiency ratio - continues to be a priority. Our largest expense category, staffing costs, reflect our approach to managing these expenses through normal attrition, as well as through expense reductions in our profit-sharing plan. Technology expense was reduced as we continue to challenge relationships with existing vendors to restructure contracts to better align with our current operating profile, customer utilization of technology, and account volumes. As discussed in more detail below, in the third quarter of 2023 we made changes to our Card Services customer scorecard program that have led to an improvement in the margin associated with card transactions under this program. In addition, we are increasing fees on certain elements of wealth management and deposit services, with such increases fully taking effect in the second quarter, reflective of customers more reasonably covering the costs for services and product enhancements previously implemented by the Corporation for their benefit.

Though we are not satisfied with the compression of our net interest margin, a still higher-than-desired efficiency ratio, and lower quarterly net income and earnings per share, we believe the disciplined revenue generation and cost-savings measures we have put into place, and the still sound pipelines supporting future loan, deposit, and wealth management growth, collectively provide a reasonable basis for us to expect improved performance moving forward."

Other Balance Sheet Highlights

•Book value per common share was $24.77 at March 31, 2024, reflecting an increase from $24.57 at December 31, 2023 and $23.14 at March 31, 2023. Tangible book value per common share, a non-GAAP measure, was $22.67 as of March 31, 2024, reflecting an increase of $0.21, or 3.76% (annualized) from $22.46 as of December 31, 2023 and an increase of $1.62, or 7.70%, from $21.05 as of March 31, 2023.1 The positive increases in book value per common share and tangible book value per common share compared to December 31, 2023 were primarily due to a $7.8 million increase in retained earnings partially offset by a $1.1 million increase in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio in the first quarter of 2024. The increases in book value per common share and tangible book value per common share compared to March 31, 2023 were primarily due to a $35.2 million increase in retained earnings for the past twelve months partially offset with a $1.1 million increase in treasury stock driven by the repurchase of 226,459 common shares at a weighted average price per share of $18.33 in the second and third quarters of 2023.

Loan Portfolio Profile

•As part of our lending policy and risk management activities, the Corporation tracks lending exposure by industry classification and type to determine potential risks associated with industry concentrations, and if any risk issues could lead to additional credit loss exposure. In the current post-pandemic and inflationary economic environment, the Corporation has evaluated its exposure to the office, hospitality, and multifamily industries within its commercial real estate portfolio. Even given the Corporation’s historically sound underwriting protocols and high credit quality ratings for borrowers in these industries, the Corporation monitors numerous relevant sensitivity elements at both underwriting and through and beyond the funding period, including projects occupancy, loan-to-value, absorption and cap rates, debt service coverage and covenant compliance, and developer/lessor financial strength both in the project and globally. At March 31, 2024, the Corporation had the following key metrics related to its office, hospitality and multifamily portfolios:

◦Commercial office loans
▪120 outstanding loans, totaling $114.3 million, or 2.58%, of the Corporation loans outstanding;
▪Nonaccrual commercial office loans (one customer relationship) totaled $508 thousand, or 0.44% of total office loans outstanding. One customer relationship had a related specific loss reserve of approximately $289 thousand, at March 31, 2024; and
▪The average outstanding balance per commercial office loan was $952 thousand.
◦Commercial hospitality loans
▪171 outstanding loans, totaling $263.5 million, or 5.95%, of total Corporation loans outstanding;
▪There were no nonaccrual commercial hospitality loans at March 31, 2024; and
▪The average outstanding balance per commercial office loan was $1.5 million.
◦Commercial multifamily loans
▪208 outstanding loans, totaling $213.8 million, or 4.82%, of total Corporation loans outstanding;
▪Nonaccrual commercial multifamily loans (one customer relationship) totaled $300 thousand, or 0.09% of total multifamily loans outstanding. The one customer relationship did not have a related specific loss reserve at March 31, 2024; and
▪The average outstanding balance per commercial office loan was $1.0 million.

The Corporation had no commercial office, hospitality or multifamily loan relationships considered by the banking regulators to be a high volatility commercial real estate ("HVCRE") credit.

Performance Ratios

•Annualized return on average equity was 8.79% for the three months ended March 31, 2024, compared to 9.97% and 12.60% for the three months ended December 31, 2023 and March 31, 2023, respectively.

•Annualized return on average tangible common equity, a non-GAAP measure, was 9.77% for the three months ended March 31, 2024, compared to 11.27% and 14.58% for the three months ended December 31, 2023 and March 31, 2023, respectively.1

•The Corporation's efficiency ratio was 69.08% for the three months ended March 31, 2024, compared to 67.66% and 61.04% for the three months ended December 31, 2023 and March 31, 2023, respectively. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP measure, was 68.29% for the three months ended March 31, 2024, compared to 66.93% and 60.47% for the three months ended December 31, 2023 and March 31, 2023, respectively.1 The increase for the three months ended March 31, 2024 compared to December 31, 2023 was primarily the result of a decrease in interest income coupled with rising deposit costs, partially offset by a decrease in quarterly personnel costs as a result of timing of incentive compensation accruals, as well as a decrease in technology expenses as the fourth quarter of 2023 included a one-time contract renegotiation expense.

Revenue

•Total revenue (net interest income plus non-interest income) was $54.2 million for the three months ended March 31, 2024, compared to $56.8 million and $55.7 million for the three months ended December 31, 2023 and March 31, 2023, respectively.

◦Net interest income was $45.2 million for the three months ended March 31, 2024, compared to $47.7 million and $47.6 million, for the three months ended December 31, 2023 and March 31, 2023, respectively. When comparing the first quarter of 2024 to the fourth quarter of 2023, the difference in net interest income of $2.5 million, or 5.18% (20.85% annualized) reflected both the slight reduction in total loans outstanding quarter over quarter, plus the fourth quarter of 2023 including approximately $1.4 million in nonrecurring interest income related primarily to early payoffs in the syndicated loan portfolio. When comparing the first quarter of 2024 to the first quarter of 2023, the decrease in net interest income of $2.4 million, or 5.07%, was attributable to an increase in the Corporation's interest expense in the first quarter of 2024 as a result of the year-over-year previously noted deposit rate increases, as well as targeted interest-bearing deposit rate increases to ensure both deposit relationship retention, and new deposit growth in recently entered expansion markets.

◦Net interest margin was 3.40%, 3.54% and 3.81% for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.38%, 3.51% and 3.79% for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.1 Included in the fourth-quarter 2023 net interest margin and net interest margin on a fully tax-equivalent basis is approximately $1.4 million, or 10 basis points, in nonrecurring interest income related primarily to early payoffs in the syndicated loan portfolio.

▪The yield on earning assets of 5.81% for the three months ended March 31, 2024 decreased 1 basis point from December 31, 2023 and increased 52 basis points from March 31, 2023. The yield on earning assets for the three months ended December 31, 2023 included the previously mentioned $1.4 million, or 10 basis points, in syndicated loan one-time interest income. Additionally, the increase in yield compared to March 31, 2023 was attributable to the net benefit of higher interest rates on both variable-rate loans and new loan production.

▪The cost of interest-bearing liabilities of 3.03% for the three months ended March 31, 2024 increased 14 basis points from December 31, 2023 and 109 basis points from March 31, 2023 primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases for deposit retention and growth initiatives given the competitive environment from numerous Fed rate hikes over the past twelve months.

•Total non-interest income was $9.0 million for the three months ended March 31, 2024, compared to $9.1 million and $8.0 million for the three months ended December 31, 2023 and March 31, 2023, respectively. During the three months ended March 31, 2024, notable changes compared to the three months ended December 31, 2023 included a decrease in service charges on deposits and net realized and unrealized gains on equity securities, partially offset by an increase in wealth and asset management fees and an increase in quarterly other non-interest income primarily driven by higher pass-through income from small business investment companies ("SBICs"). The increase compared to the three months ended March 31, 2023 was primarily due to higher pass-through income from SBICs coupled with an increase in net realized and unrealized gains on equity securities.

Non-Interest Expense

•For the three months ended March 31, 2024 total non-interest expense was $37.4 million, compared to $38.4 million and $34.0 million for the three months ended December 31, 2023 and March 31, 2023, respectively. The decrease of $1.0 million, or 2.67%, from the three months ended December 31, 2023 was primarily a result of a decrease in salaries and benefits and technology expenses. The reduction in salaries and benefits primarily resulted from a decrease in full-time equivalent employees, as the Corporation continues to focus on improving efficiencies and processes, coupled with the timing of incentive compensation accruals. While the decrease in technology expenses was the result of approximately $394 thousand in one-time contract restructuring costs incurred in the fourth quarter of 2023, the fourth quarter of 2023 also reflected higher advertising expenses due to timing. During the fourth quarter of 2023, the Corporation also reduced the accrual related to card processing and interchange expenses as a result of changes made to its program that will lead to a lower relative expense level (when compared to related program revenues) in 2024 and beyond. The increase in non-interest expense compared to the three months ended March 31, 2023 was primarily attributable to higher salaries and benefits driven by an increase in personnel costs related to merit increases and growth in the Corporation's staff and new offices in its expansion markets, coupled with year-over-year investments in technology applications aimed at enhancing both customer online banking capabilities, customer call center communications, and in-branch technology delivery channels. In addition, card processing and interchange expense for the first quarter of 2024 was $1.2 million, or 58.48% of card processing and interchange income, compared to $1.5 million, or 72.37% of card processing and interchange income for the first quarter of 2023.

Income Taxes

•Income tax expense for the three months ended March 31, 2024 was $2.8 million, representing an 18.36% effective tax rate, compared to $3.2 million, representing a 18.45% effective tax rate, for the three months ended December 31, 2023 and $3.9 million, representing a 19.18% effective tax rate, for the three months ended March 31, 2023.

Asset Quality

•Total nonperforming assets were approximately $30.7 million, or 0.53% of total assets, as of March 31, 2024, compared to $31.8 million, or 0.55% of total assets, as of December 31, 2023, and $23.7 million, or 0.42% of total assets, as of March 31, 2023, as discussed above.

•The allowance for credit losses measured as a percentage of total loans was 1.03% as of March 31, 2024 compared to 1.03% as of December 31, 2023 and 1.02% as of March 31, 2023. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 159.41% as of March 31, 2024, compared to 154.63% and 209.54% as of December 31, 2023 and March 31, 2023, respectively. The change in the allowance for credit losses as a percentage of nonaccrual loans was primarily attributable to the levels of nonperforming assets, as discussed above.

•The provision for credit losses was $1.3 million for the three months ended March 31, 2024, and remained relatively stable compared to $1.2 million and $1.3 million for the three months ended December 31, 2023 and March 31, 2023, respectively.

•For the three months ended March 31, 2024, net loan charge-offs were $1.3 million, or 0.12% (annualized) of average total loans and loans held for sale, compared to $1.2 million, or 0.11% (annualized) of average total loans and loans held for sale during the three months ended December 31, 2023, and $686 thousand, or 0.07% (annualized) of average total loans and loans held for sale during the three months ended March 31, 2023, as discussed above.

Capital

•As of March 31, 2024, the Corporation’s total shareholders’ equity was $578.6 million, representing an increase of $7.4 million, or 1.29%, from December 31, 2023 and an increase of $32.2 million, or 5.90%, from March 31, 2023 primarily due to an increase in the Corporation's retained earnings (quarterly net income, partially offset by the common and preferred dividends paid in the quarter).

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of March 31, 2024, consistent with prior periods.

•As of March 31, 2024, the Corporation’s ratio of common shareholders' equity to total assets was 8.98% compared to 8.93% at December 31, 2023 and 8.75% at March 31, 2023. As of March 31, 2024, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 8.28% compared to 8.22% at December 31, 2023 and 8.02% at March 31, 2023. The increases compared to December 31, 2023 and March 31, 2023 were primarily the result of an increase in retained earnings.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.8 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, one drive-up office, one mobile office, and 51 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank's primary market areas. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Corporation’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” The Corporation’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets, including actual or potential stresses in the banking industry; (ii) changes in interest rates; (iii) the duration and scope of a pandemic and the local, national and global impact of a pandemic; (iv) changes in general business, industry or economic conditions or competition; (v) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vi) higher than expected costs or other difficulties related to integration of combined or merged businesses; (vii) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (viii) changes in the quality or composition of our loan and investment portfolios; (ix) adequacy of loan loss reserves; (x) increased competition; (xi) loss of certain key officers; (xii) deposit attrition; (xiii) rapidly changing technology; (xiv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xv) changes in the cost of funds, demand for loan products or demand for financial services; and (xvi) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on the Corporation's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. Factors or events that could cause the Corporation’s actual results to differ may emerge from time to time, and it is not possible for the Corporation to predict all of them. The Corporation undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Income Statement
Interest and fees on loans	$71,513	$73,014	$62,327
Processing fees on PPP loans	0	0	1
Interest and dividends on securities and cash and cash equivalents	6,392	6,194	4,312
Interest expense	(32,683)	(31,514)	(19,001)
Net interest income	45,222	47,694	47,639
Provision for credit losses	1,320	1,242	1,290
Net interest income after provision for credit losses	43,902	46,452	46,349
Non-interest income
Wealth and asset management fees	1,802	1,684	1,817
Service charges on deposit accounts	1,694	1,803	1,795
Other service charges and fees	695	727	631
Net realized gains on available-for-sale securities	0	0	22
Net realized and unrealized gains (losses) on equity securities	191	543	(286)
Mortgage banking	196	160	168
Bank owned life insurance	767	734	764
Card processing and interchange income	2,016	2,082	2,059
Other non-interest income	1,594	1,404	1,072
Total non-interest income	8,955	9,137	8,042
Non-interest expenses
Salaries and benefits	18,787	19,200	17,045
Net occupancy expense of premises	3,640	3,719	3,566
Technology expense	5,072	5,525	4,258
Advertising expense	685	1,048	544
State and local taxes	1,143	1,018	1,050
Legal, professional, and examination fees	1,172	1,247	845
FDIC insurance premiums	990	978	873
Card processing and interchange expenses	1,179	756	1,490
Other non-interest expense	4,756	4,959	4,319
Total non-interest expenses	37,424	38,450	33,990
Income before income taxes	15,433	17,139	20,401
Income tax expense	2,833	3,162	3,912
Net income	12,600	13,977	16,489
Preferred stock dividends	1,075	1,076	1,075
Net income available to common shareholders	$11,525	$12,901	$15,414

Ending shares outstanding	21,024,695	20,896,439	21,116,928
Average diluted common shares outstanding	20,887,088	20,841,528	21,077,531
Diluted earnings per common share	$0.55	$0.62	$0.73
Cash dividends per common share	$0.175	$0.175	$0.175
Dividend payout ratio	32%	28%	24%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Average Balances
Total loans and loans held for sale	$4,428,751	$4,463,644	$4,257,033
Investment securities	731,366	730,050	794,768
Total earning assets	5,350,126	5,343,817	5,068,689
Total assets	5,729,779	5,719,313	5,426,320
Noninterest-bearing deposits	736,965	759,781	837,734
Interest-bearing deposits	4,229,135	4,217,771	3,770,150
Shareholders' equity	576,528	556,245	530,806
Tangible common shareholders' equity (non-GAAP) (1)	474,596	454,294	428,813

Average Yields (annualized)
Total loans and loans held for sale	6.51%	6.51%	5.96%
Investment securities	2.01%	1.96%	1.95%
Total earning assets	5.81%	5.82%	5.29%
Interest-bearing deposits	3.00%	2.86%	1.80%
Interest-bearing liabilities	3.03%	2.89%	1.94%

Performance Ratios (annualized)
Return on average assets	0.88%	0.97%	1.23%
Return on average equity	8.79%	9.97%	12.60%
Return on average tangible common equity (non-GAAP) (1)	9.77%	11.27%	14.58%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	3.38%	3.51%	3.79%
Efficiency Ratio, fully tax equivalent basis (non-GAAP) (1)	68.29%	66.93%	60.47%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$878	$747	$195
Holiday Financial net loan charge-offs	466	487	491
Total Corporation net loan charge-offs	$1,344	$1,234	$686
Annualized net loan charge-offs / average total loans and loans held for sale	0.12%	0.11%	0.07%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	March 31, 2024	December 31, 2023	March 31, 2023
Ending Balance Sheet
Cash and due from banks	$38,953	$54,789	$51,206
Interest-bearing deposits with Federal Reserve	259,464	164,385	132,696
Interest-bearing deposits with other financial institutions	3,036	2,872	4,691
Total cash and cash equivalents	301,453	222,046	188,593
Debt securities available-for-sale, at fair value	348,565	341,955	368,607
Debt securities held-to-maturity, at amortized cost	381,706	388,968	402,300
Equity securities	9,581	9,301	9,416
Loans held for sale	1,010	675	448
Loans receivable
PPP loans, net of deferred processing fees	39	48	144
Syndicated loans	78,685	108,710	148,085
Loans	4,352,674	4,359,718	4,153,068
Total loans receivable	4,431,398	4,468,476	4,301,297
Less: allowance for credit losses	(45,832)	(45,832)	(43,981)
Net loans receivable	4,385,566	4,422,644	4,257,316
Goodwill and other intangibles	43,874	43,874	43,874
Core deposit intangible	260	280	342
Other assets	329,397	323,214	312,438
Total Assets	$5,801,412	$5,752,957	$5,583,334

Noninterest-bearing demand deposits	$749,178	$728,881	$810,623
Interest-bearing demand deposits	719,781	803,093	958,756
Savings	3,035,823	2,960,282	2,442,903
Certificates of deposit	532,771	506,494	541,847
Total deposits	5,037,553	4,998,750	4,754,129
Short-term borrowings	0	0	102,083
Subordinated debentures	20,620	20,620	20,620
Subordinated notes, net of issuance costs	84,343	84,267	84,040
Other liabilities	80,256	78,073	76,035
Total liabilities	5,222,772	5,181,710	5,036,907
Common stock	0	0	0
Preferred stock	57,785	57,785	57,785
Additional paid in capital	218,224	220,495	219,561
Retained earnings	353,780	345,935	318,629
Treasury stock	(3,946)	(6,890)	(2,867)
Accumulated other comprehensive loss	(47,203)	(46,078)	(46,681)
Total shareholders' equity	578,640	571,247	546,427
Total liabilities and shareholders' equity	$5,801,412	$5,752,957	$5,583,334

Book value per common share	$24.77	$24.57	$23.14
Tangible book value per common share (non-GAAP) (1)	$22.67	$22.46	$21.05

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	March 31, 2024	December 31, 2023	March 31, 2023
Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	8.28%	8.22%	8.02%
Tier 1 leverage ratio (2)	10.64%	10.54%	10.66%
Common equity tier 1 ratio (2)	11.70%	11.49%	11.35%
Tier 1 risk-based ratio (2)	13.43%	13.20%	13.13%
Total risk-based ratio (2)	16.27%	15.99%	15.97%

Asset Quality Detail
Nonaccrual loans	$28,751	$29,639	$20,989
Loans 90+ days past due and accruing	49	55	1,075
Total nonperforming loans	28,800	29,694	22,064
Other real estate owned	1,864	2,111	1,600
Total nonperforming assets	$30,664	$31,805	$23,664

Asset Quality Ratios
Nonperforming assets / Total loans + OREO	0.69%	0.71%	0.55%
Nonperforming assets / Total assets	0.53%	0.55%	0.42%
Ratio of allowance for credit losses on loans to nonaccrual loans	159.41%	154.63%	209.54%
Allowance for credit losses / Total loans	1.03%	1.03%	1.02%

Consolidated Financial Data Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Capital ratios as of March 31, 2024 are estimated pending final regulatory filings.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Three Months Ended,
	March 31, 2024			December 31, 2023			March 31, 2023
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$696,851	1.96%	$3,651	$694,369	1.89%	$3,626	$748,171	1.90%	$3,766
Tax-exempt (1) (2) (4)	27,743	2.59%	191	27,590	2.55%	198	33,390	2.67%	234
Equity securities (1) (2)	6,772	5.64%	95	8,091	5.54%	113	13,207	2.86%	93
Total securities (4)	731,366	2.01%	3,937	730,050	1.96%	3,937	794,768	1.95%	4,093
Loans receivable:
Commercial (2) (3)	1,429,718	6.90%	24,519	1,467,452	7.07%	26,165	1,508,584	6.29%	23,388
Mortgage and loans held for sale (2) (3)	2,870,175	6.08%	43,403	2,860,619	5.99%	43,166	2,627,728	5.51%	35,731
Consumer (3)	128,858	11.79%	3,778	135,573	11.38%	3,890	120,721	11.55%	3,434
Total loans receivable (3)	4,428,751	6.51%	71,700	4,463,644	6.51%	73,221	4,257,033	5.96%	62,553
Interest-bearing deposits with the Federal Reserve and other financial institutions	190,009	5.26%	2,485	150,123	6.06%	2,292	16,888	6.34%	264
Total earning assets	5,350,126	5.81%	$78,122	5,343,817	5.82%	$79,450	5,068,689	5.29%	$66,910
Noninterest-bearing assets:
Cash and due from banks	53,523			55,815			52,323
Premises and equipment	110,038			109,469			102,821
Other assets	261,863			256,253			245,914
Allowance for credit losses	(45,771)			(46,041)			(43,427)
Total non interest-bearing assets	379,653			375,496			357,631
TOTAL ASSETS	$5,729,779			$5,719,313			$5,426,320
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$739,931	0.65%	$1,195	$778,488	0.55%	$1,081	$936,147	0.48%	$1,101
Savings	2,965,279	3.47%	25,611	2,920,026	3.36%	24,712	2,343,188	2.21%	12,740
Time	523,925	3.64%	4,742	519,257	3.50%	4,587	490,815	2.36%	2,858
Total interest-bearing deposits	4,229,135	3.00%	31,548	4,217,771	2.86%	30,380	3,770,150	1.80%	16,699
Short-term borrowings	0	0.00%	0	0	0.00%	0	102,318	4.99%	1,259
Finance lease liabilities	282	4.28%	3	305	3.90%	3	372	4.36%	4
Subordinated notes and debentures	104,925	4.34%	1,132	104,849	4.28%	1,131	104,622	4.03%	1,039
Total interest-bearing liabilities	4,334,342	3.03%	$32,683	4,322,925	2.89%	$31,514	3,977,462	1.94%	$19,001
Demand—noninterest-bearing	736,965			759,781			837,734
Other liabilities	81,944			80,362			80,318
Total Liabilities	5,153,251			5,163,068			4,895,514
Shareholders’ equity	576,528			556,245			530,806
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,729,779			$5,719,313			$5,426,320
Interest income/Earning assets		5.81%	$78,122		5.82%	$79,450		5.29%	$66,910
Interest expense/Interest-bearing liabilities		3.03%	32,683		2.89%	31,514		1.94%	19,001
Net interest spread		2.78%	$45,439		2.93%	$47,936		3.35%	$47,909
Interest income/Earning assets		5.81%	78,122		5.82%	79,450		5.29%	66,910
Interest expense/Earning assets		2.43%	32,683		2.31%	31,514		1.50%	19,001
Net interest margin (fully tax-equivalent)		3.38%	$45,439		3.51%	$47,936		3.79%	$47,909

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023 was $217 thousand, $242 thousand and $270 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023 was $(55.1) million, $(68.5) million and $(58.7) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	March 31, 2024	December 31, 2023	March 31, 2023
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$578,640	$571,247	$546,427
Less: preferred equity	57,785	57,785	57,785
Common shareholders' equity	520,855	513,462	488,642
Less: goodwill and other intangibles	43,874	43,874	43,874
Less: core deposit intangible	260	280	342
Tangible common equity (non-GAAP)	$476,721	$469,308	$444,426

Total assets	$5,801,412	$5,752,957	$5,583,334
Less: goodwill and other intangibles	43,874	43,874	43,874
Less: core deposit intangible	260	280	342
Tangible assets (non-GAAP)	$5,757,278	$5,708,803	$5,539,118

Ending shares outstanding	21,024,695	20,896,439	21,116,928

Book value per common share (GAAP)	$24.77	$24.57	$23.14
Tangible book value per common share (non-GAAP)	$22.67	$22.46	$21.05

Common shareholders' equity / Total assets (GAAP)	8.98%	8.93%	8.75%
Tangible common equity / Tangible assets (non-GAAP)	8.28%	8.22%	8.02%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Calculation of net interest margin:
Interest income	$77,905	$79,208	$66,640
Interest expense	32,683	31,514	19,001
Net interest income	$45,222	$47,694	$47,639

Average total earning assets	$5,350,126	$5,343,817	$5,068,689

Net interest margin (GAAP) (annualized)	3.40%	3.54%	3.81%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$77,905	$79,208	$66,640
Tax equivalent adjustment (non-GAAP)	217	242	270
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	78,122	79,450	66,910
Interest expense	32,683	31,514	19,001
Net interest income (fully tax equivalent basis) (non-GAAP)	$45,439	$47,936	$47,909

Average total earning assets	$5,350,126	$5,343,817	$5,068,689
Less: average mark to market adjustment on investments (non-GAAP)	(55,146)	(68,546)	(58,664)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$5,405,272	$5,412,363	$5,127,353

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.38%	3.51%	3.79%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Calculation of PPNR (non-GAAP): (1)
Net interest income	$45,222	$47,694	$47,639
Add: Non-interest income	8,955	9,137	8,042
Less: Non-interest expense	37,424	38,450	33,990
PPNR (non-GAAP)	$16,753	$18,381	$21,691

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Calculation of efficiency ratio:
Non-interest expense	$37,424	$38,450	$33,990

Non-interest income	$8,955	$9,137	$8,042
Net interest income	45,222	47,694	47,639
Total revenue	$54,177	$56,831	$55,681
Efficiency ratio	69.08%	67.66%	61.04%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$37,424	$38,450	$33,990
Less: core deposit intangible amortization	20	19	22
Adjusted non-interest expense (non-GAAP)	$37,404	$38,431	$33,968

Non-interest income	$8,955	$9,137	$8,042

Net interest income	$45,222	$47,694	$47,639
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,337	1,383	1,318
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	1,932	1,968	1,806
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	45,817	48,279	48,127
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$54,772	$57,416	$56,169

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	68.29%	66.93%	60.47%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Calculation of return on average tangible common equity (non-GAAP):
Net income	$12,600	$13,977	$16,489
Less: preferred stock dividends	1,075	1,076	1,075
Net income available to common shareholders	$11,525	$12,901	$15,414

Average shareholders' equity	$576,528	$556,245	$530,806
Less: average goodwill & intangibles	44,147	44,186	44,208
Less: average preferred equity	57,785	57,785	57,785
Tangible common shareholders' equity (non-GAAP)	$474,596	$454,274	$428,813

Return on average equity (GAAP) (annualized)	8.79%	9.97%	12.60%
Return on average common equity (GAAP) (annualized)	8.04%	9.20%	11.78%
Return on average tangible common equity (non-GAAP) (annualized)	9.77%	11.27%	14.58%

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Calculation of non-interest income excluding net realized gains on available-for-sale securities (non-GAAP):
Non-interest income	$8,955	$9,137	$8,042
Less: net realized gains on available-for-sale securities	0	0	22
Adjusted non-interest income (non-GAAP)	$8,955	$9,137	$8,020